EXHIBIT 10.36
[Form of GrafTech International Ltd.
Omnibus Equity Incentive Plan Restricted Stock Unit Agreement]
GRAFTECH INTERNATIONAL LTD.
OMNIBUS EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), made as of [●], 20__, is entered into by and between GrafTech International Ltd. (“GrafTech”) and [●] (the “Participant”).
WHEREAS, GrafTech has adopted the GrafTech International Ltd. Omnibus Equity Incentive Plan (the “Plan”); and
WHEREAS, Section 7 of the Plan provides for the grant to Participants of equity-based or equity-related awards, including restricted stock units (“RSUs”).
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
1.Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, GrafTech has granted to the Participant [●] RSUs. Each RSU represents a conditional right to receive one share of Common Stock of GrafTech.
2.Grant Date. The grant date of the RSUs is [●], 20__ (“Grant Date”).
3.Vesting of RSUs. Subject to the provisions of Sections 5, 6 and 7 hereof and to the Participant’s continued Employment with the Company through each applicable date, the RSUs shall vest in accordance with the following schedule (each such date, a “Vesting Date”):
(a)[ ] RSUs shall vest on the first anniversary of the Grant Date;
(b)[ ] RSUs shall vest on the second anniversary of the Grant Date;
(c)[ ] RSUs shall vest on the third anniversary of the Grant Date;
(d)[ ] RSUs shall vest on the fourth anniversary of the Grant Date; and
(e)[ ] RSUs shall vest on the fifth anniversary of the Grant Date;
4.Dividend Equivalents. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, GrafTech hereby awards to the Participant a right to receive in respect of each RSU held by the Participant, on a dividend record date occurring after the Grant Date and prior to the date of settlement of the RSUs pursuant to Section 6 of this Agreement, the equivalent value of any ordinary cash dividends that are paid on a share of Common Stock (“Dividend Equivalent”), subject to the terms of this Section 4. The Dividend Equivalents will be deemed reinvested in the form of additional RSUs (“Dividend Equivalent Units”) determined by dividing the aggregate value of the Dividend Equivalents on the not-yet-settled RSUs by the Fair Market Value of a share of Common Stock on GrafTech’s dividend payment date. Dividend Equivalents will also accrue on the Dividend Equivalent Units (and be deemed reinvested into additional Dividend Equivalent Units). Dividend Equivalent Units will in all cases be subject to the same terms and conditions, including but not limited to those related to vesting, transferability, forfeiture and settlement, that apply to the corresponding RSUs under this Agreement and the Plan.
5.Change in Control. (a) In the event of a Change in Control, except to the extent that a Replacement Award is provided to the Participant in accordance with this Section 5 and/or Section 8 of the Plan to continue, replace or assume such RSUs (the “Replaced Award”), any then-outstanding unvested RSUs will become nonforfeitable immediately prior to the Change in Control and will be payable to the Participant in accordance with Section 6 hereof (even in the event that the Participant’s Employment is terminated on the date of such Change in Control).
(b)    A “Replacement Award” means an award (i) of the same type (e.g., time-based restricted stock units) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control), (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Participant under the Code are not less favorable to such Participant than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 5(b) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(c)    If, after receiving a Replacement Award, the Participant experiences a termination of employment with the Company (or any of its successors) (as applicable, the “Successor”) by reason of a termination by the Successor without Cause or by the Participant for Good Reason, in each case within a period of two years after the Change in Control and during the remaining vesting period for the Replacement Award, the Replacement Award shall become nonforfeitable and payable with respect to the time-based restricted stock units covered by such Replacement Award upon such termination. If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be nonforfeitable at the time of such Change in Control.
(d)    For purposes of this Agreement:
(i)    a “Change in Control” will be deemed to have occurred upon the occurrence (after the Grant Date) of any of the following events:
(A)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of members of the Board of Directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not be deemed to result in a Change in Control: (1) any acquisition directly from the Company that is approved by the Incumbent Board (as defined in subsection (B) below); (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any corporation pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (C) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 35% as a result of a transaction described in clause (1) or (2) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 35% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership of 35% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns less than 35% of the Outstanding Company Voting Securities, then no Change in Control shall have occurred as a result of such Person’s acquisition;
(B)    individuals who, as of January 1, 2022, constitute the Board of Directors (as modified by the remainder of this subsection (B), the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a member of the Board of Directors subsequent to January 1, 2022 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the members of the Board of Directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee as a member of the Board of Directors, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;
(C)    the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (1) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (2) no Person (excluding any employee benefit plan (or related trust) of the Company, the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of members of the board of directors of the entity resulting from such Business Combination and (3) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or
(D)    approval by the Company’s stockholders of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (1), (2) and (3) of subsection (C) above;
(ii)    “Cause” means (A) gross negligence or willful failure by the Participant to perform the Participant’s duties and responsibilities to the Successor after written notice thereof and a failure to remedy such failure within twenty (20) days of such notice; (B) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct by the Participant, at the Participant’s direction, or with the Participant’s prior personal knowledge that has caused or is reasonably expected to cause injury to the Successor; (C) the Participant’s conviction of, or pleading guilty or nolo contendere to, (1) a felony or (2) a crime that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties and responsibilities to the Successor, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business, business reputation or business relationships of the Successor; (D) material unauthorized use or disclosure by the Participant of any confidential information of the Successor or any other party to whom the Participant owes an obligation of nonuse and nondisclosure as a result of the Participant’s relationship with the Successor unless otherwise permitted; (E) breach by the Participant of any of the Participant’s material obligations under any written agreement with the Successor or of the Successor’s code of conduct, code of ethics or any other material written policy or of a fiduciary duty or responsibility to the Successor after written notice thereof and a failure to remedy such breach within twenty (20) days of such notice; or (F) the Participant’s misappropriation of the assets or business opportunities of the Successor; and
(iii)    “Good Reason” means any of the following events has occurred without the Participant’s express prior written consent (provided that (x) within ninety (90) days after the Participant learns of the occurrence of such event, the Participant gives written notice to the Successor describing such event and demanding cure, (y) such event is not fully cured within thirty (30) days after such notice is given, and (z) the Participant terminates the Participant’s employment with the Successor within thirty (30) days thereafter):  (A) the Successor materially breaches any of its obligations in this Agreement; (B) the Successor materially diminishes the Participant’s base salary (provided, however, that any across-the-board reduction in base salaries of 30% or less that is part of a reduction applicable to all similarly situated employees of the Successor will not (by itself) be deemed to constitute a “Good Reason” event hereunder); (C) the Successor materially diminishes the Participant’s job title and/or the nature and/or scope of the Participant’s job responsibilities and duties; or (D) the Successor relocates the facility that is the Participant’s principal place of business with the Successor to a location more than fifty (50) miles from the immediately preceding location (excluding travel in the ordinary course of business), unless the Successor maintains or provides an alternate business location within fifty (50) miles of the immediately preceding location that includes a reasonably suitable office for the Participant to continue to perform the Participant’s duties, or permits the Participant to perform the Participant’s duties from a home office. The Participant may not invoke termination for Good Reason if Cause exists at the time of such termination.

6.Delivery of Common Stock. Subject to Section 10 hereof, as soon as practicable following the applicable Vesting Date (or, if applicable, the date of a Change in Control for any RSUs vesting pursuant to Section 5(a) hereof or a subsequent vesting date as described for any RSUs vesting pursuant to Section 5(c) hereof) but in any event no later than the end of the calendar year in which such Vesting Date, Change in Control or subsequent vesting date occurs, as applicable, GrafTech shall deliver one share of Common Stock to the Participant in respect of each vested RSU for which delivery is provided hereunder; provided that, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, such shares (and cash, if any) will be delivered six months and one day after the Participant’s separation from service (or the Participant’s death, if earlier).
7.Forfeiture; Termination of Employment. Other than as set forth in Section 5 of this Agreement, any unvested RSUs shall expire and be forfeited upon the termination of Participant’s Employment for any reason without any consideration and the Participant shall have no further rights thereto.
8.Transferability. No RSUs may be sold, pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of the Participant to any party (other than GrafTech), or assigned or transferred by such Participant, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of any RSU will be forfeited by the Participant and all of the Participant’s rights to such RSU shall immediately terminate without any payment or consideration from GrafTech.
9.Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern (unless otherwise stated therein). All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.
10.Taxes. To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to GrafTech for the satisfaction of any withholding tax obligations that arise with respect to the vesting of the RSUs in accordance with Section 13 of the Plan. GrafTech shall not be required to deliver shares of Common Stock to the Participant until it determines such obligations are satisfied.
11.Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by GrafTech shall be implied by GrafTech’s forbearance or failure to take action. No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.
12.Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.
13.No Special Employment Rights; No Right to Award. Nothing contained in the Plan or any Stock Incentive Award shall confer upon any Participant any right with respect to the continuation of his or her Employment with the Company or interfere in any way with the right of the Company at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the RSUs. The rights or opportunity granted to the Participant on the granting of these RSUs shall not give the Participant any rights or additional rights to compensation or damages in consequence of any of: (a) the Participant giving or receiving notice of termination of his or her office or Employment; (b) the loss or termination of his or her office or Employment with the Company for any reason whatsoever; or (c) whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair.
14.Stockholder’s Rights. The Participant shall have no rights as a stockholder of GrafTech with respect to any shares of Common Stock in respect of the RSUs awarded under this Agreement until the date of issuance to the Participant of a certificate or other evidence of ownership representing such shares of Common Stock in settlement thereof. For purposes of clarification, the Participant shall not have any voting or dividend rights with respect to the shares of Common Stock underlying the RSUs prior to settlement.
15.Data Privacy. By participating in the Plan each Participant consents to the collection, holding, processing and transfer of data relating to the Participant and, in particular, to the processing of any sensitive personal data by the Company for all purposes connected with the operation of the Plan, including, but not limited to: (a) holding and maintaining details of the Participant and his or her participation in the Plan; (b) transferring data relating to the Participant and his or her participation in the Plan to the Company’s registrars or brokers, the plan administrator or any other relevant professional advisers or service providers to the Company; (c) disclosing details of the Participant and his or her participation in the Plan to a bona fide prospective purchaser of the Company (or the prospective purchaser’s advisers), and (d) with respect to Participants employed in the European Economic Area, transferring data relating to the Participant and his or her participation in the Plan under (a) to (c) above to a person who is resident in a country or territory outside the European Economic Area that may not provide the same statutory protection for the data as countries within the European Economic Area.
16.Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.
17.Clawback Policies. Notwithstanding anything in the Plan to the contrary, GrafTech will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which GrafTech’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by GrafTech or any of its affiliates at any time to a Participant under the Plan and the Participant, by accepting this award of RSUs pursuant to the Plan and this Agreement, agrees to comply with any Company request or demand for such recoupment. In addition, a Participant’s rights, payments, gains and benefits with respect to the RSUs shall be subject to, in the sole and good faith judgment of the Committee, reduction, cancellation, forfeiture or recoupment if the Participant engages in Detrimental Conduct (as defined below); provided, that any change to the terms of the RSUs shall be effected in a way that causes the RSUs to be excluded from the application of, or to comply with, Section 409A of the Code. For the purposes of this Agreement, “Detrimental Conduct” means activities which have been, are or would reasonably be expected to be detrimental to the interests of the Company, as determined in the sole and good faith judgment of the Committee. Such activities include, but are not limited to, gross neglect or willful and continuing refusal by the Participant to substantially perform his or her duties or responsibilities for or owed to the Company, unlawful conduct under securities, antitrust, tax or other laws, improper disclosure or use of Company confidential or proprietary information or trade secrets, competition with or improper taking of a corporate opportunity of any business of the Company, failure to cooperate in any investigation or legal proceeding regarding the Company, or misappropriation of Company property. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement or any ancillary document prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations (and for purpose of clarity the Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act).
18.Policy Against Insider Trading. By accepting the RSUs, the Participant acknowledges that the Participant is bound by all the terms and conditions of GrafTech’s insider trading policy as may be in effect from time to time.
19. 280G Provisions. (a) Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Participant or for the Participant’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 19 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) after reduction to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax), notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax.
(b) Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 19 shall be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in Covered Payments hereunder, the reduction of the total payments shall apply as follows, unless otherwise agreed in writing and such agreement is in compliance with Section 409A of the Code: (i) first, any cash severance payments due shall be reduced and (ii) second, any acceleration of vesting of any equity shall be deferred with the tranche that would vest last (without any such acceleration) first deferred. For purposes of making the calculations required by this Section 19, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 19. The Company shall bear all costs the

Accountants may reasonably incur in connection with any calculations contemplated by this Section 19.
(c) If notwithstanding any reduction described in this Section 19, the Internal Revenue Service (“IRS”) determines that the Participant is liable for the Excise Tax as a result of the receipt of the Covered Payments, then the Participant shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Participant challenges the final IRS determination, a final judicial determination a portion of such amounts equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Participant’s net after-tax proceeds with respect to any payment of the Covered Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Covered Payments) shall be maximized. The Repayment Amount with respect to the payment of Covered Payments shall be zero if a Repayment Amount of more than zero would not result in the Participant’s net after-tax proceeds with respect to the payment of the Covered Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Participant shall pay the Excise Tax. Notwithstanding any other provision of this Section 19, if (i) there is a reduction in the payment of Covered Payments as described in this Section 19, (ii) the IRS later determines that the Participant is liable for the Excise Tax, the payment of which would result in the maximization of the Participant’s net after-tax proceeds (calculated as if the Covered Payments had not previously been reduced), and (iii) the Participant pays the Excise Tax, then the Company shall pay to the Participant those Covered Payments which were reduced pursuant to this Section 19 contemporaneously or as soon as administratively possible after the Participant pays the Excise Tax so that the Participant’s net after-tax proceeds with respect to the payment of Covered Payments are maximized.
20.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
21.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.
22.Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final and conclusive. The Participant acknowledges that there may be adverse tax consequences upon vesting of the RSUs or disposition of the underlying shares of Common Stock and that the Participant should consult a tax advisor prior to such vesting or disposition.
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IN WITNESS WHEREOF, GrafTech has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan as of the day and year first written above.
GrafTech International Ltd.

_____________________________
By:
Title:

_____________________________
Participant:

[Signature Page to RSU Agreement]